Exhibit 23.3

CONSENT

Brazil Potash Corp.

198 Davenport Road, Toronto

Ontario, Canada, M5R 1J2

Re:	S-K 1300 Technical Report and the Annual Report on Form 20-F of Brazil Potash Corp. (the “Company”) for the fiscal year ended December 31, 2025

L&M Assessoria (“L&M”) is the authoring firm of Section 17.6 titled “Opinion of Qualified Person (QP)” and Chapter 19 titled “Economic Analysis” of the report titled “Technical Report, Update of the Autazes Potash Project – Pre-Feasibility Study”, dated October 14, 2022 (the “Technical Report”), regarding the Company’s potash mining project known as the Autazes Project (the “Project”), which Technical Report was prepared in accordance with Item 601 and Subpart 1300 (“Subpart 1300”) under Title 17, Part 229 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended.

L&M understands that the Company makes reference to L&M’s name and the Technical Report in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025 (the “Annual Report”), that has been prepared and filed with the Commission in connection with the Company’s Annual Report. L&M further understands that the Company uses certain extracts of, and information from, the Technical Report to describe and provide information regarding the Project in the Annual Report (collectively, the “Expert Information”).

Accordingly, with respect to the Annual Report, L&M does hereby consent to:

•	the use of, and references to, its name in the Annual Report;

•	the use of, and references to, the Technical Report in the Annual Report; and

•	the use of, in the Annual Report, the Expert Information or any portions thereof.

L&M confirms that where its work in the Technical Report and the Expert Information involved a mineral resource or mineral reserve estimate, such estimates comply with the requirements for mineral resource and mineral reserve estimation set forth under Subpart 1300.

L&M further confirms that (i) it has been provided with a copy of the Annual Report, (ii) its representatives have read the disclosure in the Annual Report that relate to the Project, including the Expert Information, and (iii) such disclosure included in the Annual Report does not contain a misrepresentation.

Dated: April 7, 2026

L&M ASSESSORIA

By:	/s/ João Augusto Hilário de Souza
Name:	João Augusto Hilário de Souza
Title:	Mining Engineer